EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-55180, 333-63268, 333-68718, 333-81290, 333-104402, 333-108529, 333-125194, 333-135553, 333-149067, 333-155865, 333-160003, 333-166091 and 333-172027 on Form S-8 of our report dated March 31, 2014 (which includes an explanatory paragraph regarding PAID, Inc.’s ability to continue as a going concern), with respect to the financial statements of PAID, Inc., appearing in this Annual Report on Form 10-K of PAID, Inc. for the year ended December 31, 2013.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 31, 2014